Exhibit 5.1

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone: (212) 907-6457
Facsimile: (212) 208-4657

October 13, 2020

The Board of Directors
Heat Biologics, Inc.
627 Davis Drive, Suite 400
Morrisville, North Carolina 27560

Re: Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Heat Biologics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 15,000,000 shares of the Company’s common stock, par value $0.0002 per share (the “Shares”), to be issued in connection with the Company’s 2018 Stock Incentive Plan, as amended by Amendment No. 1 thereto, dated May 21, 2019, Amendment No. 2 thereto, dated February 27, 2020 and Amendment No. 3 thereto, dated July 22, 2020 (collectively, the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with the charter documents of the Company, the Plan, the corporate proceedings with respect to the authorization of the Registration Statement and the Plan, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents. We have made such examination as we have deemed necessary for the purpose of this opinion.

Based upon such examination, it is our opinion, that, the Shares have been duly and validly authorized and when issued against receipt of the consideration therefore in accordance with the provisions of the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York, and do not express any opinion herein concerning any law other than the Delaware General Corporation Law and applicable reported judicial decisions. This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligations to advise you of any change in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP

GRACIN & MARLOW, LLP